Exhibit 19.1
NAVITAS SEMICONDUCTOR

INSIDER TRADING POLICY

Section 1.    Important Definitions Used in This Policy.
“You” means any employee, officer, member of the board of directors of Navitas (the “Board of Directors”), or consultant of Navitas.
“Family Member” means (a) anyone who lives in your household (whether or not family members) and (b) any family members who do not live in your household but whose transactions in Navitas securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Navitas securities.
“Navitas” or the “Company” means Navitas Semiconductor Corporation and its subsidiaries worldwide.
“Material Nonpublic Information” means any information about Navitas, or about its common stock, warrants or other securities, that is both “Material” and “Nonpublic”.
“Material”. Information about Navitas is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about Navitas. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of Navitas securities or an investor’s decision to buy or sell Navitas securities. Both positive and negative information may be material. While it is not possible to identify all information that would be considered material, the following information is usually considered material:
•Financial performance, including operating results and changes in performance or liquidity.
•Projections of future earnings or losses, or other earnings guidance, and any changes to previously announced earnings guidance.
•Potential mergers or acquisitions, or the sale of Navitas assets or subsidiaries.
•Changes in senior management or the Board of Directors.
•Development or release of a significant new product, or achievement of a significant development step.
•Strategic plans.
•New major contracts, customers, suppliers, or finance sources.
•Termination or loss of major contracts, customers, suppliers, or finance sources.
•Significant pricing or cost changes.
•Partnering agreements and joint ventures.

•Equity or debt offerings and or other transactions affecting Navitas’ capital structure.
•Actual or threatened major litigation, or the results of such litigation.
“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a press release issued by Navitas or a report filed by Navitas with the Securities and Exchange Commission (the “SEC”). Information will be considered public after one full trading day has passed following Navitas’ public release of the information by press release or SEC filing.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.
“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.
Consult Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult Navitas’ compliance officer, who, unless the Board of Directors provides otherwise, will act as Navitas’ insider trading compliance officer (the “Compliance Officer”) for guidance before trading in any Company securities. The Compliance Officer is Navitas’ General Counsel, except with respect to transactions in Navitas securities by the General Counsel, in which case the Compliance Officer is the Chief Financial Officer (see Section 18).
Section 2.    Scope of This Policy: All Directors, Officers, Employees, Family Members and Affiliates Covered.
This Insider Trading Policy applies to:
A.    Directors, officers, employees and certain designated consultants of Navitas.
B.    Family Members of any director, officer, employee or designated consultant of Navitas.
C.    Any legal entity over which any person described in clause A or B has or shares voting or investment control.
D.    Any other person who receives Material Nonpublic Information from any “Navitas Insider” (as defined in Section 16) or is otherwise designated by the Compliance Officer.
This policy continues to apply following termination of employment or other relationship with Navitas until after the first trading day that any Material Nonpublic Information in your possession has become public or is no longer material. If a person covered by this policy (other than a Section 16 Insider as defined in Section 16 of this policy) does not possess Material Nonpublic Information at the time of such person’s termination of employment or service, the restrictions of this policy will not apply to the person following such termination.
Section 3.    Responsibility for Family Members. You are personally responsible for the actions of your Family Members, and other persons connected to you who are subject to this policy. For Insiders (defined in Section 16), this includes responsibility for obtaining any required pre-clearances and for reporting any trades required to be reported to the SEC.

Section 4.    Trading in Navitas Securities While in Possession of Material Nonpublic Information is Prohibited. The purchase or sale of securities by any person who possesses Material Nonpublic Information is a violation of U.S. federal and state securities laws.
It is important to avoid the appearance of, as well as actual, trading on the basis of Material Nonpublic Information.
If you are aware of Material Nonpublic Information relating to Navitas, you must not, directly or indirectly (through Family Members, other persons, entities or otherwise) buy, sell, or otherwise trade in the securities of Navitas, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information. The term “trade” includes any transaction in Navitas common stock, stock options, restricted stock units (RSUs), warrants or other securities, including gifts and pledges (i.e., using securities as collateral for a loan or extension of credit).
Exceptions: Only trades pursuant to a 10b5-1 Plan that complies with Section 7 of this policy, and trades that are specifically exempted under Section 15.B of this policy, are not subject to the previous paragraph.
Each person subject to this policy may, from time to time, have to forego a proposed transaction even if they planned to make the transaction before learning Material Nonpublic Information and even though they may suffer economic loss or miss out on anticipated profit by waiting.
Section 5.    Regular Trading Windows. Directors, officers and employees of Navitas are only permitted to purchase or sell Navitas securities during an open “trading window.” The trading window generally opens after one full trading day has passed after Navitas releases its financial results, and closes at the close of trading on the last trading day before the 16th calendar day of the third month of a fiscal quarter. The Compliance Officer may advise directors, officers and employees of Navitas when the trading window opens and closes; but, in any event, all directors, officers and employees of Navitas are responsible for knowing the trading windows and for compliance with this policy.
Even during open trading windows, directors, officers and employees of Navitas must not trade Navitas securities if they are aware of Material Nonpublic Information.
Section 6.    Navitas May Suspend All Trading Activities by Employees. In order to avoid the appearance or any question regarding possible unlawful insider trading, and to protect both employees and Navitas from any potential liability, from time to time Navitas may impose additional “blackout” periods during which some or all employees may not buy or sell Navitas securities. The Compliance Officer will impose such a blackout period if, in the Compliance Officer’s judgment, there exists (or may exist) nonpublic information that would make trades by Navitas employees (or certain employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.
The existence of such additional blackout periods will itself constitute Material Nonpublic Information. As a result, if you are made aware of such a blackout period applicable to you or others, you must not disclose the existence of the blackout to anyone.
Section 7.    10b5-1 Plans. A “10b5-1 Plan” is a written trading plan that satisfies the requirements of Rule 10b5-1(c) under the Exchange Act and this policy. Any person covered by this policy will be deemed not to have violated this policy for sales or other transactions in Navitas securities that are executed pursuant to a 10b5-1 Plan.
A.    To satisfy the requirements of this policy, the written trading plan must be either:

1.    a Rule 10b5-1 trading plan created using the E*Trade from Morgan Stanley on-line platform for Navitas equity plan awards (or any successor platform or service authorized by Navitas), which is approved by the Compliance Officer and otherwise becomes effective in accordance with the terms, conditions and procedures of the platform; or
2.    a documented plan, entered into in good faith with a broker registered as a broker-dealer under the Exchange Act, that complies with all then-applicable provisions of Rule 10b5-1(c) under the Exchange Act, and that is authorized prior to the effective time of any transactions under such plan by the Compliance Officer. The Company reserves the right to withhold authorization of any plan that the Compliance Officer determines, in his or her sole discretion, fails to comply with Rule 10b5-1(c).
B.    Any modifications to or deviations from a 10b5-1 Plan (other than termination thereof) without prior authorization of the Compliance Officer is a violation of this policy. Any such modifications or deviations are subject to the authorization of the Compliance Officer.
C.    Each 10b5-1 Plan must be established at a time when (i) the trading window is open, or when the Board of Directors, the Governance Committee, or the Compliance Officer has otherwise provided notice of an open period for the adoption of 10b5-1 Plans, and (ii) the person entering into the plan is not in possession of Material Nonpublic Information.
D.    Each 10b5-1 Plan must provide (or the person covered by the plan must otherwise arrange for) appropriate mechanisms to ensure that the person complies with all rules and regulations applicable to transactions under the 10b5-1 Plan, including Rule 144 under the Securities Act and Section 16 of the Exchange Act.
E.    Each 10b5-1 Plan must provide for the suspension of all transactions under such plan in the event that Navitas, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
F.    None of Navitas, the Compliance Officer, or any of Navitas’ officers, employees or other representatives shall be deemed, solely by their authorization of any 10b5-1 Plan, to have represented that any such plan complies with Rule 10b5-1(c) or to have assumed any liability or responsibility to the person covered by the plan or any other party if such plan fails to comply with Rule 10b5-1(c).
G.    The Compliance Officer will maintain the confidentiality of 10b5-1 Plans, including the identities of persons who have submitted them and the terms and conditions thereof, except in each case to the extent required by law or as reasonably necessary for the administration of applicable company plans and policies.
Section 8.    Trading in Other Public Companies’ Securities While in Possession of Material Nonpublic Information is Prohibited. If you are aware of Material Nonpublic Information relating to other publicly traded companies, including our vendors, customers and partners, as a result of your employment or other relationship with Navitas, you must not, directly or indirectly (through Family Members, other persons, entities or otherwise) buy or sell securities of such other companies, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information.

Section 9.    Certain Types of Transactions are Prohibited.
A.    Short Sales. Short sales of Navitas securities are prohibited, as short sales evidence the seller’s expectation that Navitas securities will decline in value, signal to the market that the seller has no confidence in Navitas or its short-term prospects, and may reduce the seller’s incentive to improve Navitas’ performance. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales.
B.    Publicly Traded Options. Transactions in puts, calls or other derivative securities involving Navitas stock are prohibited, as any such transaction is, in effect, a bet on the short-term movement of Navitas’ stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of Navitas’ long-term objectives. Exception: transactions in derivative instruments issued by Navitas, such as stock options and restricted stock units (RSUs), are not prohibited by this paragraph, but are subject to all other parts of this policy.
C.    Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Navitas securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.
D.    Margin Accounts and Pledges. Subject to such exceptions as may be made by the board of directors in its sole discretion, considering the applicable facts and circumstances, directors, officers and other employees are prohibited from holding Navitas securities in a margin account, or pledging Navitas securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess Material Nonpublic Information or otherwise are not permitted to trade.
E.    Short-Term Trading. Executive officers and directors who purchase Navitas securities in the open market may not sell any Navitas securities of the same class during the six months following the purchase (or purchase such securities during the six months following a sale), as short-term trading of Navitas’ securities may be distracting and may unduly focus the person on short-term stock market performance, instead of Navitas’ long-term business objectives, and may result in the disgorgement of any short-swing profits.
Section 10.    Sharing Material Nonpublic Information is Prohibited. If you are aware of Material Nonpublic Information relating to Navitas or any other publicly traded company with which Navitas has a relationship, you must not trade, directly or indirectly (through Family Members, other persons, entities or otherwise), pass that information on to others outside Navitas (except as authorized and appropriate in the conduct of your role with Navitas, and under suitable non-disclosure obligations by the outsider recipient), including Family Members, friends or other acquaintances until the information is no longer “Nonpublic” (as defined see Section 1). Passing Material Nonpublic Information to others in such a fashion is referred to as “tipping”. You must treat Material Nonpublic Information about our business partners with the same care required with respect to such information related to Navitas.
Tipping includes passing information under circumstances that actually helps another person make a profit or avoid a loss, or that might suggest you were trying to help another person make a profit or avoid a loss. You must exercise care when speaking with others who do not “need to know”, even if they are subject to this policy, as well as when communicating with Family Members, friends and others not associated with Navitas.

Unless you are authorized to do so in connection with your job responsibilities, you must not discuss Navitas business or prospects, make recommendations about buying or selling Navitas securities, or the securities of other companies with which we have a relationship.
Section 11.    Recommendations Regarding Trading in Company Securities are Prohibited. If you possess Material Nonpublic Information, you must not make any recommendations or express any opinions about trading in Navitas securities, except to advise others not to trade in Navitas securities if doing so might violate the law or this policy. In general, it is a good idea never to discuss Navitas securities with others at any time, whether or not you are aware of Material Nonpublic Information.
Section 12.    Only Designated Company Spokespersons are Authorized to Disclose Material Nonpublic Information. U.S. federal securities laws prohibit Navitas from selectively disclosing Material Nonpublic Information. Navitas has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. You must not disclose Material Nonpublic Information to anyone outside Navitas, including Family Members and friends, other than in accordance with those established procedures.
Section 13.    Refer All Inquiries to Authorized Spokespersons. All outside inquiries about Navitas should be directed to Investor Relations, Corporate Communications, the Compliance Officer or the general counsel of Navitas (the “General Counsel”). This includes inquiries from outside researchers, analysts and others, who may try to contact you for information. You must not provide any information to such persons, even if they promise to keep what you tell them confidential, and even if they tell you they do not want you to reveal Material Nonpublic Information.
Section 14.    Employees Must Follow Company Guidelines Pertaining to Electronic Communications. Employees must follow the Navitas Disclosure and Regulation FD Policy before participating in any Internet electronic communication forums concerning Navitas.
Section 15.    Other Transactions in Company Securities.
A.    General Rule. This policy applies to all transactions in Navitas securities, including any securities Navitas may issue from time to time, such as common stock, preferred stock, warrants or convertible debentures, as well as to derivative securities relating to Navitas’ stock, whether or not issued by Navitas, such as exchange-traded options.
B.    Employee Stock Plans.
1.    Equity Incentive Plans. The trading restrictions set forth in this policy apply generally to transactions in stock options, restricted stock units (RSUs) and other awards granted to employees under Navitas’ equity incentive plans. However, the restrictions of this policy do not apply to:
a.    the exercise of stock options or other similar equity awards and the corresponding purchase of securities underlying the option, if (and only if) the exercise price and any applicable withholding taxes are paid in cash to the Company by the option holder (this is known as an “exercise-and-hold” transaction); or
b.    the delivery of securities following the vesting of restricted stock units (RSUs), restricted shares or other such “full-value” securities that are taxable to the recipient upon receipt, and any corresponding “sales-to-cover” only to the extent necessary to pay the minimum withholding taxes that result from the receipt of such securities, if (and only if) the corresponding vesting date of the securities was specified in writing or otherwise fixed and determinable at the time of grant and occurred at least 120 days after the time of grant.
However, all (i) sales of securities acquired through the exercise of stock options or similar equity awards, including “same-day sale”, “cashless” exercises, and “net exercise” transactions, or exercises in which the exercise price is paid in shares of Company stock, and (ii) sales of securities acquired upon the vesting of RSUs or other full-value securities in excess of the minimum number that are “sold-to-cover” withholding taxes as permitted above, will be subject to the trading restrictions set forth in this policy, except to the extent they are covered by a 10b5-1 Plan.
2.    Employee Stock Purchase Plan (ESPP). The trading restrictions set forth in this policy do not apply to purchases of Navitas securities pursuant to the employee’s advance instructions under the Navitas Semiconductor 2022 Employee Stock Purchase Plan or any other Company benefit plan (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Navitas securities in such plans is permitted while in the possession of Material Nonpublic Information. Further, any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this policy.
C.    Even though, pursuant to this Section 15, the restrictions under this policy may not apply to certain transactions under the Company’s employee stock plans, the Company may nevertheless choose to delay or otherwise modify such transactions from time to time, in its discretion, in order to further the goals of this policy, including to assure compliance with applicable securities laws and regulations or to avoid the appearance of unlawful insider trading.
Section 16.    Directors, Officers and Certain Named Employees are Subject to Additional Restrictions.
A.    Section 16 Insiders. Members of Navitas’ board of directors and certain executive officers designated by the board of directors (collectively, “Section 16 Insiders”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and rules and regulations thereunder.
B.    Insider Employees. Navitas has designated the persons with the roles/titles listed on Exhibit A as employees who have (or are likely to have) frequent access to Material Nonpublic Information concerning Navitas (“Insider Employees”). The Company will amend Exhibit A from time to time as necessary.
Section 16 Insiders and Insider Employees are collectively referred to as “Insiders”.
C.    Additional Restrictions. Because Insiders regularly possess Material Nonpublic Information about Navitas, and in light of the reporting requirements to which Section 16 Insiders are subject, all Insiders are subject to the additional restrictions set forth in Appendix I.
Section 17.    Policy Violations Must Be Reported. Any person who violates this policy, Navitas’ Disclosure and Regulation FD Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine whether Navitas should release any Material Nonpublic Information or whether Navitas should report the violation to the SEC or other appropriate governmental authority.

Section 18.    Insider Trading Compliance Officer. The Compliance Officer is currently Navitas’ General Counsel. Exception: if the regular Compliance Officer is a party to a proposed trade, transaction or inquiry relating to this policy, then Navitas’ Chief Financial Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deems necessary or appropriate in his or her sole discretion. The duties of the Compliance Officer and his/her delegees include the following:
•Administering, monitoring and enforcing compliance with this policy.
•Responding to all inquiries relating to this policy and its procedures.
•Designating and announcing special trading blackout periods during which persons covered by the blackout must not trade in Company securities.
•Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to Material Nonpublic Information concerning Navitas.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
•Assisting in the preparation and filing of all required SEC reports relating to trading in Navitas securities by Insiders, including SEC Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining as Company records originals or copies of all documents required by this policy, and copies of all required SEC reports, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Reviewing this policy in light of changes in federal or state insider trading laws and regulations and submitting any modifications to the Governance Committee (as defined below) for approval by the Board of Directors.
•Maintaining the accuracy of the list of roles/titles as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this policy in the event that a Compliance Officer is unable or unavailable to perform such duties.
Section 19.    Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences.
A.    Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.    Company Discipline. Violation of this policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by Navitas, including termination for cause.
Section 20.    This Policy is Subject to Revision. Navitas may change the terms of this policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes.
Section 21.    All Persons Must Acknowledge Their Agreement to Comply with This Policy. This policy will be available on Navitas’ website, delivered to all persons subject to this policy upon adoption, and to all other persons at the start of their employment or relationship with Navitas. Upon first receiving a copy of this policy or any revised versions, each such person must acknowledge that they have received a copy and agree to comply with this policy’s terms.
[APPENDIX I and EXHIBIT A Follow]

APPENDIX I

Special Restrictions on Transactions in
Company Securities by Insiders
To minimize the risk of apparent or actual violations of the laws and regulations governing insider trading, Navitas has adopted these special restrictions relating to transactions in our securities by Insiders. All Insiders (as defined in Section 16 of the policy) are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by Family Members and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this policy.
Section 1.    Trade Pre-Clearance Required. As part of this policy, all purchases and sales of equity securities of Navitas by Insiders, other than transactions pursuant to a 10b5-1 Plan, must be pre-cleared by the Compliance Officer. This requirement is intended to prevent inadvertent policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted via email to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider does not receive a response from the Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received. Each Insider request for pre-clearance should include the nature of the proposed transaction and the expected date of the transaction. In addition, each request by a Section 16 Insider for pre-clearance should also include the following information:
•Number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised.
•Contact information for the broker who will execute the transaction.
If the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided the Insider complies with all other provisions of this policy, securities law requirements such as Rule 144, and prohibitions on trading on the basis of Material Nonpublic Information. For example, if, after receiving approval for a proposed trade from the Compliance Officer, the Insider becomes aware of Material Nonpublic Information, or if Navitas imposes a special blackout, in either case before completion of the trade, then the Insider must not complete the trade.
Pre-clearance will not be required for transactions effected pursuant to a 10b5-1 Plan that has been pre-cleared by the Compliance Office. However, all Section 16 Insiders must immediately report the results of transactions effected under a 10b5-1 Plan to the Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade. Notwithstanding the foregoing, any transactions by the Compliance Officer, or a delegate of the Compliance Officer under this policy, shall be subject to pre-clearance by the Chief Financial Officer.
Section 2.    Pre-Clearance of 10b5-1 Plans Required. Like all other persons covered by this policy, Insiders must pre-clear proposed 10b5-1 Plans with the Compliance Officer or a delegatee of the Compliance Officer, preferably at least five business days prior to entry into or modification of the plan, and in any case the Compliance Officer must approve the plan only during a permitted trading period. Approval by the Compliance Officer of a 10b5-1 Plan created using the E*Trade from Morgan Stanley on-line platform (or successor platform or service) constitutes pre-clearance for purposes of this policy. Any other proposed 10b5-1 Plan must be submitted in draft form to the Compliance Officer for review and approval. The draft plan may be created and reviewed for pre-approval at any time, but it must be entered into by the Insider, and finally approved by the Compliance Officer, only during a permitted trading period and only if the Insider is not in possession of Material Nonpublic Information at such time.
Section 3.    Hardship Exemptions. The Compliance Officer may, on a case by case basis, authorize a transaction in Navitas securities or the entry into a 10b5-1 Plan outside of the regular permitted trading period (but in no event during a special blackout period or when the Insider possesses Material Nonpublic Information) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that they are not in possession of Material Nonpublic Information concerning Navitas, and that they will not proceed with the trade if, at the time of the trade, they are in possession of Material Nonpublic Information. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.
Section 4.    Brokers. All Section 16 Insiders must ensure that their broker does not execute any transaction for the Insider (other than under a 10b5-1 Plan) until the broker has verified with the Compliance Officer that the transaction has been pre-cleared.
Section 5.    Reporting of Transactions Required. To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required, on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction, (a) to report the details of each transaction to the Compliance Officer and (b) to arrange with persons whose trades must be reported by the Insider under Section 16 (such as Family Members) to immediately report directly to Navitas and to the Insider the following transaction details:
•Transaction date (trade date).
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
•For stock option exercises, the specific option exercised.
•Contact information for the broker who executed the transaction.
•Specific representation that the Insider is not in possession of material non-public information.
The transaction details must be reported to the Compliance Officer, with copies to Navitas personnel who will assist the Section 16 Insider in preparing their Form 4.
Section 6.    Oversight by the Governance and Sustainability Committee. The Governance and Sustainability Committee (the “Governance Committee”) of the Board of Directors will be responsible for monitoring and recommending any modification to this policy, if necessary or advisable, to the Board of Directors. The Governance Committee will also review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors.
Section 7.    Named Employees Considered Insiders. The Governance Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Governance Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of Material Nonpublic Information or performs an operational role, such as head of a division or business unit, that is material to Navitas as a whole.
[EXHIBIT A FOLLOWS]